UNITED STATES                 SEC File Number
                  SECURITIES AND EXCHANGE COMMISSION         0-29657
                        Washington, D.C. 20549

                              FORM 12b-25

                      NOTIFICATION OF LATE FILING

(Check One) __ Form 10-K  __ Form 20-F __ Form 11-K  _X_ Form 10-Q
            __ Form N-SAR

               For Period Ended: June 30, 2002


                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR

               For the Transition Period Ended:________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

               AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION
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Full Name of Registrant

                 American Electric Automobile Company, Inc.
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Former Name if Applicable

                      7270 Woodbine Avenue, Suite 200
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Address of Principal Executive Office (STREET AND NUMBER)

                     Markham, Ontario, Canada L3R 4B9
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City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

         (a)     The reasons described in reasonable detail in Part III of
 -- form could not be eliminated without unreasonable effort or expense;

 X       (b)     The subject annual report, semi-annual report, transition
 --              report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or
                 portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-
                 Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by
                 Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company's auditors are unable to complete the 10QSB within the filing time period due to an excessive workload.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Marc Hazout
            President and CEO           (416)                403-2762
         ------------------------     -----------        -----------------
                (Name)               (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or or such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
         X  Yes   __ No
         --

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in
         the subject report or portion thereof?    Yes    X  No
                                                ---      ---
         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

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               AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION
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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                       AMERICAN ENTERTAINMENT AND
                                       ANIMATION CORPORATION

Date:  August 13, 2002                 By /s/ Marc Hazout
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                                       Marc Hazout, President and CEO